Exhibit 10.13


                               GREEN FLAME SERVICES
                405 DOWNEY AVE. PO BOX 5091 MODESTO, CA 95352-5091
                    209-549-8181          FAX 209-549-8686
                            WWW.GREENFLAMESERVICES.COM


Date October 10, 2003


Dear Gary,

       AS you know Green Flame Services (GFS) was formed to institute a collection system for used oil containers throughout California and expanding through the USA. At this time we are handling the collection system in two phases.

       Phase one is working with the locations that have purchased granulators from Itec. GFS will collect the drums and deliver them to you in Oakdale for a fee of $75 for each drum.

       Phase two is a Mobile granulating system built by GFS. GFS has set up customers and routes and will stop on a regular basis to grind and transport the empty plastic containers. We are providing a service to hundreds of locations and growing rapidly. We will be delivering the ground used oil containers to you for recycle processing to be preformed at no charge.

       We would like the initial term of this agreement to be for one calendar year beginning as of the date of this letter. It is our intention to continue this agreement as long as adjustments for transportation or unforeseen economic conditions can be met by both parties.

       We are very impressed with your claims regarding the cleaning process for the oil contaminated plastic and it is understood that your ingenuity and experience is recognized on several continents.


                                  Thank you,
                                   Ken Hatch

                                 /s/ Ken Hatch
                                 -------------
                                   President